Exhibit 10.1

ACTUANT CORPORATION

August 24, 2015

Mr. Robert Arzbaecher
Empire Building
710 N. Plankinton Avenue
Suite 1200
Milwaukee, Wisconsin 53203

Dear Bob,

This letter (this “Offer Letter”) sets forth the terms pursuant to which you have agreed to serve as President and Chief Executive Officer of Actuant Corporation (“Actuant”) on an interim basis until a permanent President and Chief Executive Officer has been hired:
1.Upon election by the Board of Directors, you will become the President and Chief Executive Officer of Actuant effective August 24, 2015 until the earlier to occur of (“Retention Period”) (i) a permanent President and Chief Executive Officer being hired by the Company, (ii) your resignation, death or total and permanent disability or (iii) termination by the Company for Cause. You will remain a member of the Board of Directors and, unless you are terminated for Cause, be nominated for re-election at the 2016 annual meeting of shareholders. “Cause” shall have the meaning set forth in the Change in Control Agreement to be entered into between Actuant and you effective the date hereof (which Change in Control agreement will be on the Company’s standard form agreement for the Chief Executive Officer).
2.    Your annual base salary for the Retention Period is $800,000. You will participate in the Company's annual cash bonus plan beginning with fiscal 2016 on the same basis as the other members of the executive team. Your target bonus will be 150% of your base salary ($1,200,000) with a maximum bonus of 250% of your base salary ($2,000,000). To the extent you serve as the Chief Executive Officer for only a portion of fiscal 2016, your bonus will pro rated through the date you cease to be the Chief Executive Officer and will be based on actual results for the entire fiscal 2016; provided, however, that in no event shall the pro rata share of your annual bonus be less than 50% of the bonus you would have been entitled to if you had remained Chief Executive Officer for all of fiscal 2016. Any pro rata bonus payment shall be paid after fiscal year-end at the same time as bonuses are paid to the other senior executives.
3.    You will be entitled to participate in all of the benefit plans of Actuant available to its senior executives and the same perquisites you were entitled to immediately prior to your retirement in January 2014; provided, however, that you will not be eligible for the fiscal 2016 annual equity grant that is made to other senior executives in January 2016.

4.    Attached as Exhibit A is the form of stock option award to be issued to you on August 25, 2015 pursuant the Actuant 2009 Omnibus Incentive Plan (“Plan”) and having a base price per share equal to Fair Market Value (as defined in the Plan) on the date of grant.
5.    Attached as Exhibit B is the form of restricted stock or restricted stock unit award to be issued to you pursuant to the Actuant Fiscal 2016 Investment/Matching Restricted Stock Grant Program and the Plan.
6.    For purposes of the above stock option award and restricted stock or restricted stock unit award, a termination of your employment upon the succession of a permanent Chief Executive Officer, above, (and only in the event that you are not then continuing to serve thereafter as a member of the Board) will be deemed a termination of your employment without Cause thereunder.
7.    Actuant will pay the reasonable fees charged by your advisors with respect to the design, negotiation and documentation of this Offer Letter and the other arrangements referenced herein or related hereto.
If the foregoing is acceptable, please execute as provided below.

ACTUANT CORPORATION

By: /s/ Andrew G. Lampereur
Its: Executive Vice President and Chief Financial Officer

Accepted and agreed this 24th day of August 2015

/s/ Robert Arzbaecher
Robert Arzbaecher

Exhibit A
ACTUANT CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE
ACTUANT CORPORATION 2009 OMNIBUS INCENTIVE PLAN
(Officer Grant)
GRANTEE:    Robert C. Arzbaecher
GRANTEE'S ADDRESS:            «Address_Line_1»
«City» «State» «ZIP_Code»
«Country»
NUMBER OF SHARES OPTIONED:    «Shares»
BASE PRICE PER SHARE:    «base price»

DATE OF GRANT:	« grant date»

EXPIRATION DATE:	the earlier of (i) 10 years from the date of grant at 5:00 o'clock p.m., Milwaukee Business Time, or (ii) the date otherwise provided under Sections 3 and 4.
This Stock Option Agreement (the “Agreement”) between Actuant Corporation (the “Company”) and the above named Grantee is effective as of the Grant Date indicated above. The Company and the Grantee hereby agree as follows:
1. Option. The Company hereby grants to the Grantee pursuant to the letter agreement with the Company dated August 24, 2015, effective as of the Grant Date, an option to purchase all or any part of the number of shares of Common Stock above stated at the base price per share above stated (which price is not less than the Fair Market Value of a share of Common Stock on the date of grant) upon the following terms and conditions.
2. Plan. This Option is granted under and subject to the terms of the Actuant Corporation 2009 Omnibus Incentive Plan (herein called the “Plan”). In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.
3.Vesting of Option. Subject to the Grantee’s continued employment with the Company or an affiliate thereof and/or continued service as a member of the Board of Directors of the Company or an affiliate thereof (a “Director”) and except as otherwise provided herein or in the Plan, this Option shall vest and become exercisable as follows:

Years from August 25, 2015	Fraction of Shares Optioned Which is Vested and Exercisable
One Year	1/3 of the option
Two Years	2/3 of the option
Three Years	3/3 of the option

Notwithstanding the foregoing, in the event that Grantee's employment with the Company or an affiliate thereof or service as a Director shall cease because of Grantee’s death or total and permanent disability, this Option shall become fully vested and exercisable for a period of one year. Further, in the event that the Company or an affiliate thereof terminates Grantee’s employment for any reason other than “for Cause” (as defined in Grantee’s Change in Control Agreement with the Company dated August 24, 2015) or Grantee ceases to be a Director, whichever occurs later, this Option shall become fully vested and exercisable for the entire period described in Section 4.
4.     Expiration Date. If this Option is not earlier exercised or terminated, all rights to exercise this Option shall expire on the date which is ten years after the date on which this Option was granted.
5.    Manner of Exercise and Tax Withholding. The Grantee may exercise this Option from time to time, in whole or in part, with respect to any shares for which the right to exercise shall have accrued and not theretofore been exercised, by delivering to the Secretary of the Company written or electronic notice specifying the number of shares to be purchased, together with full payment of the exercise price and any required withholding taxes. The Grantee may elect to pay the exercise price for the Option in cash, by check, broker assisted cashless exercise, by delivering shares of Common Stock which are not shares of Restricted Stock at the time of delivery and which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least 6 months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. If withholding is required, in satisfaction of any withholding obligations under federal, state or local tax laws, the Company may (i) require the Grantee to pay to the Company in cash the entire amount or any portion of any taxes which the Company is required to withhold, or (ii) require the Grantee to authorize any properly authorized third party to sell the number of shares of Common Stock otherwise issuable to the Grantee having a Fair Market Value equal to the sums required to be withheld, along with any related expenses, and to remit the net proceeds thereof to the Company for payment of the taxes which the Company is required to withhold with respect to the options exercised. For purposes of administrative ease, the number of shares of Common Stock sold may be rounded up or down to the nearest whole share. The Grantee shall be responsible for any taxes relating to this Option and the surrender thereof not satisfied by the Company’s satisfaction of its withholding obligations. Unless otherwise determined by the Company, the Grantee shall be entitled to elect, in accordance with procedures determined by the Company, the method of satisfying his or her withholding obligations as described in either (i) or (ii) above, and, in the event no such election is properly made, the Company shall require the shares to be sold using the method described in (ii).

6.    No Rights To Continued Employment or Service. Neither the Plan nor this Agreement nor the Award shall confer upon the Grantee any right with respect to continuance of employment by the Company or service as a Director, nor shall they interfere in any way with the right of the Company to terminate Grantee’s employment or service as a Director at any time.
7.    Change of Control; Sale of Operating Unit. Without limiting the applicability of accelerated vesting in Section 4, above, the Committee may, in its complete discretion, determine the treatment of the option if (a) a Change in Control (as defined in the Plan) of the Company occurs prior to the expiration of this Award when the Grantee is employed by the Company or serving as a Director, or (b) the Company sells an operating unit (subsidiary or division) employing the Grantee, and the Grantee ceases to be employed by the Company or any affiliate as a result of such disposition. Any change in the vesting of an option pursuant to such determination will be made in accordance with the general payment and timing provisions in Paragraph 5.
8.     Corporate Spinoff. Without limiting the applicability of accelerated vesting in Section 4, above, in the event of a corporate spinoff separating the Company into two or more separate entities, the Committee may, in its complete discretion, adjust this Agreement in such manner as it deems appropriate, including converting this Option into an option to purchase stock of the entity which employs Grantee or for which Grantee serves as a member of the Board of Directors. The Committee also may, in its complete discretion, determine that a corporate spinoff separating the Company into two or more separate entities shall not be deemed a Change in Control for purposes of this Agreement. If Grantee is employed by or serving as a member of the Board of Directors of one of the separate entities and the separate successor entity has a subsequent Change in Control (as determined by the Committee), the subsequent Change in Control shall be deemed a Change in Control for purposes of this Agreement and the provisions of Paragraph 7 shall apply.
9.    Compensation Recovery. This Award shall be subject to recovery by the Company under its Compensation Recoupment Policy or any similar policy the Company may adopt or amend from time to time.
10.    No Rights in Shares Until Certificates Issued. Neither the Grantee nor his heirs nor his personal representative shall have any of the rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein granted, unless and until certificates representing such shares shall have been issued upon the exercise of this Option.
11. Transferability of Option. This Option may not be transferred except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and may be exercised during Grantee's lifetime only by him or by his guardian or legal representative; provided, however that the Grantee may transfer the Option, without payment of consideration, to family members of the Grantee or to trusts or partnerships for such family members by completing a Transfer of Stock Option form and filing it with the Committee.
12. Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Option and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Grantee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

13. Notices. Any notice to be given to the Company under the terms of this agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail or sent via electronic means (fax or e-mail).
14. Wisconsin Contract. This option has been granted in Wisconsin and shall be construed under the laws of that state.

Accepted as of the Date of Grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

Robert C. Arzbaecher

Exhibit B
ACTUANT CORPORATION
RESTRICTED STOCK UNIT (RSU) AGREEMENT
UNDER THE
ACTUANT CORPORATION 2009 OMNIBUS INCENTIVE PLAN
(Officer Grant)
GRANTEE:    Robert C. Arzbaecher
GRANTEE'S HOME ADDRESS:            «Address_Line_1»
«City» «State» «ZIP_Code»
«Country»
NUMBER OF RSUs AWARDED:    «shares»

DATE OF GRANT:	«grant_date»
Actuant Corporation and the above named Grantee hereby agree as follows:
1. RSU Grant. Actuant Corporation (hereinafter called the “Company”), hereby grants to the Grantee that number of Restricted Stock Units stated above (“RSUs Awarded”) pursuant to the letter agreement with the Company dated August 24, 2015, subject to the restrictions set forth below. No stock certificates will be issued with respect to any RSUs Awarded.
2. Plan. The RSUs Awarded are granted under and subject to the terms of the Actuant Corporation 2009 Omnibus Incentive Plan (herein called the “Plan”). In the event of any conflict between any provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.
3.Dividend Equivalents. Grantee shall not receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying the RSUs Awarded.
4. Restrictions. Subject to the Grantee’s continued employment with the Company or an affiliate thereof and/or continued service as a member of the Board of Directors of the Company or an affiliate thereof (a “Director”) and except as otherwise provided herein or in the Plan, the RSUs Awarded shall vest and become nonforfeitable three years following the Date of Grant.
The period of time during which the RSUs Awarded are forfeitable is referred to as the “Restricted Period”. If the Grantee’s employment with the Company or an affiliate thereof or service as a Director terminates during the Restricted Period, the unvested RSUs Awarded shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Grantee and all rights of the Grantee with respect to the unvested RSUs

Awarded shall terminate. Notwithstanding the foregoing, in the event that Grantee's employment with the Company or an affiliate thereof or service as a Director shall cease because of Grantee’s death or total or permanent disability, the RSUs Awarded shall immediately become fully vested and nonforfeitable. Further, in the event that the Company or an affiliate thereof terminates Grantee’s employment for any reason other than “for Cause” (as defined in Grantee’s Change in Control Agreement with the Company dated August 24, 2015) or Grantee ceases to be a Director, whichever occurs later, the RSUs Awarded shall immediately become fully vested and nonforfeitable.
5.    Distribution of RSUs and Tax Withholding. If withholding of taxes is not required, none will be taken and the gross number of shares of Common Stock of the Company equal to the number of RSUs Awarded to the Grantee will be distributed to the Grantee as soon as practicable following the date the RSUs become vested, but in no event later than 2-½ months after the end of the calendar year in which the RSUs become vested. If withholding is required, in satisfaction of any withholding obligations under federal, state or local tax laws, the Company may (i) require the Grantee to pay to the Company in cash the entire amount or any portion of any taxes which the Company is required to withhold, or (ii) require the Grantee to authorize any properly authorized third-party to sell the number of shares of Common Stock underlying the RSUs Awarded having a Fair Market Value equal to the sums required to be withheld, and to remit the proceeds thereof to the Company for payment of the taxes which the Company is required to withhold with respect to the RSUs Awarded.  For purposes of administrative ease, the number of shares of any Common Stock sold may be rounded up or down to the nearest whole share.  The Grantee shall be responsible for any taxes relating to the RSUs Awarded and the surrender thereof not satisfied by the methods described above for the Company’s satisfaction of its withholding obligations. Unless otherwise determined by the Company, the Grantee shall be entitled to elect, in accordance with procedures determined by the Company, the method of satisfying his or her withholding obligations, and, in the event no such election is properly made, the Company shall require the shares to be sold using the method described in (ii) above.
6.     No Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company in respect to the RSUs Awarded, including the right to vote and accrue dividends, unless and until the RSUs Awarded have vested, and certificates representing shares of Common Stock earned pursuant to this Award have been issued to the Grantee and properly recorded on the stock records of the Company.
7.    No Rights To Continued Employment or Service. Neither the Plan nor this Agreement nor the Award shall confer upon the Grantee any right with respect to continuance of employment by the Company or service as a Director, nor shall they interfere in any way with the right of the Company to terminate Grantee’s employment or service as a Director at any time.
8.     Change of Control, Sale of Operating Unit. Without limiting the applicability of accelerated vesting in Section 4, above, the Committee may, in its complete discretion, determine the vesting and treatment of the Award, if (a) a Change in Control (as defined in the Plan) occurs before the end of the Restricted Period when the Grantee is employed by the Company or serving as a Director, or (b) the Company sells an operating unit (subsidiary or division) employing the Grantee and the

Grantee ceases to be employed by the Company or any affiliate as a result of such disposition. Any issuance of Common Stock pursuant to such determination will be made in accordance with the general payment and timing provisions in Paragraph 5.
9.     Corporate Spinoff. Without limiting the applicability of accelerated vesting in Section 4, above, in the event of a corporate spinoff separating the Company into two or more separate entities, the Committee may, in its complete discretion, adjust this Agreement in such manner as it deems appropriate, including converting the RSUs Awarded into RSUs of the entity which employs Grantee or for which Grantee serves as a member of the Board of Directors. The Committee also may, in its complete discretion, determine that a corporate spinoff separating the Company into two or more separate entities shall not be deemed a Change in Control for purposes of this Agreement. If Grantee is employed by or serving as a member of the Board of Directors of one of the separate entities and the separate successor entity has a subsequent Change in Control (as determined by the Committee), the subsequent Change in Control shall be deemed a Change in Control for purposes of this Agreement and the provisions of Paragraph 8 shall apply.
10.     Compensation Recovery. This Award shall be subject to recovery by the Company under its Compensation Recoupment Policy or any similar policy the Company may adopt or amend from time to time.
11.     Code Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. This Agreement shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Grantee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. If any of the payments under this Agreement are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then, to the minimum extent required by Code Section 409A, each such payment will not be made or commence until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier. Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee under Code Section 409A.
12. Transferability of Award. Prior to distribution, RSUs Awarded may not be transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.
13. Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Grantee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

14. Notices. Any notice to be given to the Company under the terms of this agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee may be addressed to him at his address as it appears on the Company's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail or sent via electronic means (fax or e-mail).
15. Wisconsin Contract. This award has been granted in Wisconsin and shall be construed under the laws of that state.

Accepted as of the date of grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

Robert C. Arzbaecher